Exhibit 99.1

SUBSCRIPTION AGREEMENT
FOR
JAREX SOLUTIONS CORP.

COMMON STOCK ($0.02 PER SHARE)

Persons interested in purchasing common stock of Jarex Solutions Corp. must complete and return this Subscription Agreement along with their check, money order or bank draft payable to: Jarex Solutions Corp. ("the Issuer" and "the Company").

Subject only to acceptance hereof by the Issuer, in its discretion, the undersigned hereby subscribes for the number of common shares and at the aggregate subscription price set forth below.

An accepted copy of this Agreement will be returned to the Subscriber as a receipt, and the physical stock certificate will be delivered to each Investor within thirty (30) days of the Close of this Offering.

SECURITIES OFFERED - The Company is offering a total of 5,000,000 shares of its common stock (par value $0.001 per share) at a price of $0.02 per share. There is no minimum subscription amount.

SUBSCRIPTION - In connection with this subscription the undersigned hereby subscribes to the number of common shares shown in the following table.

NUMBER OF COMMON SHARES = _________________

Multiply by Price of Shares x $0.02 per Share

Aggregate Subscription Price = $_________________

Check or money order shall be made payable to Jarex Solutions Corp.

Please register the Shares, which I am purchasing in the following name(s):

_______________________________________________________

As (check one)

__Individual	__Tenants in Common	__Existing Partnership
__Joint Tenants	__Corporation	__Trust
__IRA	__Minor with adult custodian under
the Uniform Gift to Minors Act

For the person(s) who will be registered shareholder(s):

Signature of Subscriber	Signature of Co-Subscriber

Name of Subscriber (Printed)	Name of Co-Subscriber (Printed)

Address	Address of Co-Subscriber

Address	Address of Co-Subscriber

ACCEPTED BY: Jarex Solutions Corp., a Nevada Corporation

By
Jaroslavna Tomsa
Date:

2